Exhibit 4.66

Contract No.: H. Y. (2022) S. E. B. Zi (TUO YI) No. [ ]

Contract on Guarantee
under the Debt Ceiling

(Corporate Business)

China Resources Bank of Zhuhai Co., Ltd.

September 2022 Edition

Contract on Guarantee under the Debt Ceiling

Creditor: China Resources Bank of Zhuhai Co., Ltd. Shenzhen Branch

Guarantor: Guangxi Utime Technology Co., Ltd

Whereas, the Guarantor is willing to provide the maximum amount guarantee for the continuous creditor’s rights between the Creditor and Shenzhen United Time Technology Co., Ltd. (hereinafter referred to as the “Debtor”), and in accordance with the relevant national laws and regulations, the Parties have entered into the Contract through negotiation.

Chapter 1 Types and Amounts of Guaranteed Creditor’s Rights

Article 1 Types and Amounts of Guaranteed Creditor’s Rights

1. The principal creditor’s rights guaranteed by the Guarantor are the creditor’s rights enjoyed by the Creditor against the Debtor based on the Master Contract (all credit granting business contracts) signed with the Debtor, the various types of credit granting business processed, and the purchase of bonds/bills/asset-backed securities issued by the Debtor or the assumption of payment obligations, etc., (including contingent creditor’s rights, hereinafter the same), as well as prior creditor’s rights (hereinafter collectively referred to as “principal creditor’s rights”) agreed by both parties, for the period from November 15, 2022 to November 15, 2024 (including the starting date and the expiration date of the period; hereinafter referred to as: the creditor’s rights determination term); the principal creditor’s rights include but are not limited to:

(1) All creditor’s rights enjoyed by the Creditor against the Debtor under the Comprehensive Credit Granting Contract with contract No. H. Y. (2022) S. Z. Zi (TUO YI) No.[   ] in respect of all specific credit granting business contracts with the Debtor.

(2) All outstanding creditor’s rights enjoyed by the Creditor against the Debtor under Contract No.        /                .

(3) The creditor’s rights enjoyed by the Creditor against the Debtor as a result of all the credit granting business contracts to be signed with the Debtor in succession during the creditor’s rights determination term.

(4) The creditor’s rights enjoyed by the Creditor against the Debtor as a result of granting a loan, etc., to the Debtor during the creditor’s rights determination term.

(5) The creditor’s rights (including contingent creditor’s rights) enjoyed by the Creditor against the Debtor as a result of the issuance of bank acceptances, L/Cs, or L/Gs (including a standby L/Cs, hereinafter the same), etc., during the creditor’s rights determination term.

(6) The creditor’s rights (including contingent creditor’s rights) enjoyed by the Creditor against the Debtor as a result of the processing of factoring business, commercial bill discounting business, commercial bill pledge business, forfaiting business, etc. during the creditor’s rights determination term.

(7) The creditor’s rights enjoyed by the Creditor against the Debtor as a result of the purchase of short-term financing, medium-term notes, private placement note (PPN)s, corporate bonds, enterprise bonds, credit asset securitization, enterprise asset securitization, asset-backed notes, asset-backed programs, etc., issued by the Debtor or subject to a payment obligation during the creditor’s rights determination term.

2. The maximum principal of principal creditor’s right guaranteed by the Guarantor shall be agreed in item 1 below:

(1) The maximum principal of the principal creditor’s right of the guarantee shall be RMB twenty-two million yuan only (in words), and the “maximum principal of principal creditor’s right” in this Article refers to the maximum amount of principal balance of the principal creditor’s right (including contingent creditor’s rights) guaranteed by the Guarantor under the guaranteed creditor’s right.

(2) The maximum principal of the principal creditor’s right of the guarantee shall be RMB         /                    yuan only (in words), and the “maximum principal of principal creditor’s right” in this Article refers to the maximum amount of principal balance of the principal creditor’s right (including contingent creditor’s rights) guaranteed by the Guarantor after deducting the amount of the security deposit, the pledged bank deposit certificate, and the national debt under the guaranteed creditor’s right . In the event that all or part of the security deposit, pledged bank deposit certificate or national debt referred to in this Article is frozen or deducted for reasons not attributable to the Creditor, resulting in the Creditor’s loss or failure to realize the guaranteed right of the security deposit, pledged bank deposit certificate or national debt, the Guarantor agrees to assume joint and several liabilities for the principal creditor’s right corresponding to the amount of the guaranteed right as a result of the Creditor’s loss or failure to realize the security deposit, pledged bank deposit certificate or national debt as agreed hereof; the amount of the “maximum principal of principal creditor’s right” shall be automatically adjusted accordingly, without a separate written confirmation between the Creditor and the Guarantor.

3. The credit granting business stipulated herein refers to the Bank’s provision of direct financial support to the customer, or its guarantee of the customer’s liability for indemnification or payment that may arise from the customer’s relevant economic activities. It includes but is not limited to all kinds of loans, overdrafts, discounts and/or all kinds of trade financing (including but not limited to import bill advance, import collection financing, import outward remittance financing, export bill purchase, export collection financing, export invoice financing, export order financing, packing loans, domestic documentary letter of credit, domestic letter of credit negotiation, import/export factoring financing, etc.), the issuance of bank acceptance, L/C or L/G (including standby L/C, the same below), discounting, factoring, guarantee, etc.

4. Regardless of whether the above principal creditor’s rights have expired or formed at the expiration of the creditor’s rights determination term, as long as any of the dates, such as the signing date, effective date and maturity date of the aforesaid Master Contract (all credit granting business contracts), the occurrence date, formation date, maturity date of the principal creditor’s rights, the occurrence date, acceptance date, bill issue date, discount date, confirmation date of the credit granting business, the transfer date of loan/discount payment/forfaiting payment/factoring financing payment, the issuance date of L/G (including standby L/C), the registration date of commercial bill pledge, the endorsement date, payment reminder date, advance date of the commercial bill, the transfer date, notification date, starting date, maturity date of the creditor’s rights/accounts receivables falls within the creditor’s rights determination term, the corresponding principal creditor’s rights shall be covered by the guarantee of the Guarantor.

5. Where the principal creditor’s right is in a currency other than RMB, it shall be converted into RMB at the mid-price published by the Creditor on the creditor’s rights determination date.

Article 2 The type, amount, interest rate and term of each credit granting business guaranteed hereby shall be subject to the relevant legal documents or certificates. The Guarantor has carefully read the Master Contract and confirmed all the terms and conditions.

Article 3 During the creditor’s rights determination term and within the maximum principal of principal creditor’s right agreed herein, the Creditor shall not be required to confirm on a case-by-case basis upon the Creditor’s issuance of the loan or provision of other credit granting business as agreed herein.

Article 4 During the creditor’s rights determination term and the maximum principal of principal creditor’s right agreed herein, credit granting business shall be conducted in any currency.

Chapter 2 Scope of Guarantee

Article 5 Scope of Guarantee

1. The scope of the Guarantor’s guarantee under the debt ceiling includes but are not limited to the principal creditor’s rights’ principal, interest, compound interest, penalty interest, liquidated damages, damage compensation, interest on the debt for delay in performance, and the costs of realizing creditor’s rights; the costs for the realization of the creditor’s rights include but are not limited to, the collection costs, litigation costs (or arbitration costs), the preservation fees, the announcement fees , execution fees, attorney fees, travel expenses and other expenses. The aforesaid creditor’s rights are collectively referred to as guaranteed creditor’s right herein.

The proportion of guaranteed creditor’s right guaranteed by the Guarantor is 100%.

2. The maximum principal of principal creditor’s right agreed herein refers only to the maximum limit of the principal of the principal creditor’s right, and the Guarantor agrees to assume the liability of guaranty for all the payables and obligations arising therefrom within the scope of the guarantee agreed herein on the premise that the principal does not exceed the agreed limit.

Article 6 The advance, interest, expense under the principal creditor’s right, or even the actual formation of the principal creditor’s rights beyond the period of creditor’s rights determination term, shall be covered by this guarantee under the debt ceiling. The maturity date of the principal creditor’s right is not limited by the expiration date of the creditor’s rights determination term.

Chapter 3 Mode of Guarantee

Article 7 The mode of guarantee hereof is the joint and several liabilities guarantee.

Chapter 4 Guarantee Period

Article 8 Guarantee Period

1. Where the Master Contract is a borrowing contract/loan contract, the guarantee period hereunder shall be three years from the day following the expiration of the loan term under the Master Contract; where the Creditor declares the early maturity of the loan as agreed upon in the Master Contract, the guarantee period shall be three years from the day following the early maturity date of the loan.

2. Where the Master Contract is a bank acceptance contract, the guarantee period shall be three years from the day following the date of the Creditor’s external commitment.

3. Where the Master Contract is a guarantee opening contract, the guarantee period shall be three years from the day following the Creditor’s performance of the guarantee obligation.

4. Where the Master Contract is an L/C opening agreement/contract, the guarantee period shall be three years from the day following the Creditor pays the amount under the L/C.

5. Where the Master Contract is a discount contract, the guarantee period shall be three years from the day following the maturity date of the discounted instrument.

6. Where the Master Contract is another financing document, the guarantee period shall be three years from the day following the expiration or early maturity of the creditor’s rights determined by the Master Contract.

7. Where the principal creditor’s right is under factoring business, the guarantee period shall be three years from the day following the maturity date (the payment date by the Debtor) of the accounts receivable under factoring business.

8. Where the principal creditor’s right is under the business of discount and pledge of commercial bills, the guarantee period shall be three years from the day following the maturity date of the commercial bill.

9. Whenever the Creditor and the Debtor reach an extension contract with respect to the creditor’s rights performance period and the Guarantor shall extend its liability of guaranty, the guarantee period shall be three years from the day following the expiration of the debt performance period as agreed in the extension contract; the Guarantor agrees that the Creditor and the Debtor shall have the right to enter into an extension contract with respect to the principal creditor’s rights performance period without obtaining the Guarantor’s consent.

10. In the event that the Creditor declares the early maturity of the debt or principal creditor’s rights under the Master Contract resulting from any matters stipulated in laws and regulations or agreed in the Master Contract, the guarantee period shall be three years from the date of the early maturity of the debts or principal creditor’s rights under the Master Contract as determined by the Creditor.

Where the principal creditor’s right is performed in installments, the guarantee period for each instalment shall be three years from the day following the expiration of the debt performance period of the last installment.

Chapter 5 Statement and Guarantee of Guarantor

Article 9 The Guarantor hereby makes the following statements and guarantees to the Creditor:

1. The signing and performance hereof is a true intention of the Guarantor. The Guarantor is legally qualified as a Guarantor, and the Guarantor’s guarantees hereunder are in compliance with the laws, administrative regulations, rules and regulations and the Guarantor’s articles of incorporation or internal organizational documents, and have been approved by the company’s internal competent divisions and/or the relevant State competent authorities. All liabilities arising from the Guarantor’s or its legal representative’s unauthorized execution hereof shall be borne by the Guarantor, including but not limited to, full indemnification of the Guarantor for any damages suffered by the Creditor as a result thereof.

2. The Guarantor shall provide the Creditor with true, complete and valid financial statements, Articles of Association or other relevant materials and information as required, and accept the Creditor’s supervision and inspection on the Guarantor’s production and operation and financial status.

3. The Guarantor has completed or shall complete all the required filing or notarization procedures.

4. There is currently no litigation, arbitration or administrative procedure involving the Guarantor or its major operating assets that would have a material adverse effect on the financial condition of the Guarantor or the ability of the Guarantor to perform its obligations hereunder.

5. Where the Guarantor and its controlling shareholders at all levels belong to the publicly listed company (including companies whose shares are traded on other national securities exchanges approved by the State Council) or the controlling subsidiary within the scope of the consolidated statement of accounts of a publicly listed company, it is guaranteed that it shall promptly fulfill the information disclosure obligations in respect of such guarantee in accordance with the requirements of the Security Law, the Rules Governing the Listing of Stocks on Stock Exchanges and other laws, rules and regulations.

Chapter 6 Guarantor’s Commitment

Article 10 Before all the principal creditor’s right are paid off, the Guarantor is committed to abide by the following provisions:

1. In case the principal creditor’s rights expires or the Creditor declares early expiration as agreed in the Master Contract or stipulated in the law, and the Debtor fails to perform it in full and on time, or the Debtor violates any other agreements of the Master Contract, the Guarantor shall immediately assume the liability of guaranty within the scope of the guarantee.

2. In case the Guarantor fails to fulfill the liability of guaranty as agreed herein, the Creditor has the right to directly deduct the relevant funds from the Guarantor’s accounts opened in various institutions of China Resources Bank of Zhuhai Co., Ltd.

3. The Guarantor shall immediately notify the Creditor in writing, in case of any of the following circumstances:

(1) Changes in the Guarantor’s name, domicile, legal representative, contact information, etc.; changes in the Guarantor’s (a natural person’s) personal information such as occupation, income, address, correspondence address, and contact number during the loan period.

(2) Changes in the Guarantor’s affiliation, senior personnel, amendments to the articles of association, and organizational restructuring.

(3) Deterioration of the Guarantor’s financial condition, serious difficulties in production and operation, or major litigation or arbitration.

(4) Cessation of production, closure of business, suspension of business reorganization or application for bankruptcy or reorganization of the Guarantor.

(5) Suspension or Revocation of the Guarantor’s business license, closure of business by order or other reasons for dissolution.

(6) Any other circumstances of the Guarantor that are detrimental to the realization of the Creditor’s creditor’s rights.

4. The Guarantor shall notify the creditor in writing fifteen days in advance and obtain the creditor’s written consent in case one of the following acts is committed:

(1) The Guarantor changes its capital structure or operation system, including but not limited to contracting, leasing, shareholding system reform, joint venture, merger, division, joint capital, capital reduction, asset transfer, application for reorganization, application for settlement and application for bankruptcy.

(2) The Guarantor provides a guarantee for the third party ’s debt or sets a mortgage or pledge guarantee for itself or the third party ’s debt with its assets, which seriously affects its performance of its liability of guaranty hereunder.

5. In case the Guarantor has assumed the liability of guaranty and is entitled to recoup from the Debtor, if the Debtor is exposed to both the Guarantor’s recoupment and any recoupment by the Creditor under the guaranteed creditor’s right, the Guarantor agrees that the Debtor shall have priority in the payment of its debt to the Creditor.

Article 11 In the event that the Debtor and the Guarantor have entered into or shall enter into a counter-guarantee contract in respect of the guarantee obligations hereunder, such counter-guarantee contract shall not prejudice, in law or in fact, any of the creditor’s rights hereunder.

Article 12 The Guarantor shall continue to assume the liability of guaranty as agreed hereof in case of any of the following circumstances:

1. The Creditor and the Debtor have negotiated a change in the Master Contract/principal creditor’s rights that does not aggravate the Debtor’s debt (unless otherwise agreed herein).

2. Under international and domestic trade financing, the Creditor and the Debtor have amended the L/C related to the Master Contract in a way that does not aggravate the Debtor’s payment obligations under the L/C.

3. The Creditor and the Debtor have negotiated and agreed to increase the loan interest rate under the principal creditor’s right.

4. The amount of principal creditor’s rights have changed as a result of the adjustment of floating interest rate or loan prime rate (LPR) in the Master Contract.

5. The Creditor has transferred the principal creditor’s right to a third party.

6. The Creditor and the Debtor have signed an extension contract to extend the maturity date of the principal creditor’s rights.

Article 13 In the event of any of the following circumstances under domestic L/C, buyer financing under domestic L/C, import L/C and import bill advance/import payment agency business, the Guarantor shall have an irrefutable mortgage guarantee obligation, and the Guarantor shall not be exempted or defended by any judicial or administrative authority that issues a stop-payment order, injunction, or takes measures to seal up, detain, freeze the property related to the L/C or similar measures with respect to the payment obligations under such L/C:

1. The Creditor’s designee or authorized person has made payment in good faith in accordance with the Creditor’s instructions.

2. The Creditor or its designee or authorized person has in good faith issued a confirmation of payment due for the goods under the domestic L/C or has in good faith made an acceptance of the documents under the import L/C.

3. The confirming bank of the L/C has performed its payment obligations in good faith.

4. The negotiating bank of the L/C has negotiated the payment in good faith.

Article 14 The Guarantor agrees that: in case the principal creditor’s right is also guaranteed by the guarantee, mortgage or pledge provided by the Debtor or a third party, the Creditor shall be entitled to exercise the guarantee right at its own discretion, including but not limited to: the Creditor has the right to request the Guarantor to make immediate payment for all sums due and payable by the Debtor without first exercising its real right for security or claiming its rights against other Guarantors, and has the right to claim part or all of its security rights against one or more Guarantors, including the Guarantor, individually or simultaneously and without regard to any particular order of priority; in case the Creditor waive or alter its guarantee rights against other Guarantors, or waive or alter the right of subordination of the real right for security, the Guarantor shall still be liable for the guarantee as stipulated herein and not exempted from any liability.

Article 15 In the event that the Creditor waives, alters or loses other security interests under the master contract, the Guarantor’s liability of guaranty shall prevail, and the Guarantor pledges to continue to assume the liability of guaranty as agreed herein.

Chapter 7 Sequence of Settlement

Article 16 Where the Guarantor guarantees several creditor’s rights between the Debtor and the Creditor, including but not limited to the creditor’s rights hereunder, and the Guarantor’s payment is insufficient to pay off all the debts due, the creditor’s rights to be paid off and the order of payment shall be determined by the Creditor.

In case the Creditor exercises the rights of set-off against the Guarantor as stipulated by law or agreed herein, the debts to be set off and the orders thereof shall be determined by the Creditor; in case the Creditor exercises the rights of subrogation as stipulated by law, the Creditor’s rights to be paid off by the payment of the secondary Debtor to the Creditor and the order thereof shall be determined by the Creditor.

Provided that the Debtor owes other due creditor’s rights to the Creditor in addition to the principal creditor’s rights, the Creditor has the right to debit RMB or other currencies in the Debtor’s accounts opened in various institutions of China Resources Bank of Zhuhai in order to pay off any one of the due creditor’s rights in an order to be determined by the Creditor.

Chapter 8 Breach of Contract

Article 17 Each of the following events and matters shall constitute the Guarantor’s breach of contract hereunder:

1. The Debtor is declared dissolved or bankrupt during the contract term.

2. Other circumstances arise that make the principal creditor’s rights difficult or impossible to achieve.

3. The Guarantor suspends or ceases its business or enters into bankruptcy, liquidation, closure of business or other similar proceedings, or the Guarantor is subject to a petition for bankruptcy, liquidation or a decision by the competent authority to discontinue or suspend its operations; the Guarantor is dead, declared missing or declared dead.

4. Major litigation, arbitration or administrative proceedings have taken place against the Guarantor or its material operating assets, resulting in the possibility of the Guarantor’s inability to perform its liability of guaranty.

5. The Guarantor has a material event of default under other contracts with the Creditor.

6. The Guarantor has a material event of default under other contracts with other banks.

7. The Guarantor or Debtor fails to comply with laws, regulations or rules on environmental protection, energy conservation and emission reduction, and pollution reduction, or may suffer from energy consumption and pollution risks.

8. The Guarantor breaches its other obligations hereunder, or other events that the Creditor believes shall materially and adversely affect its rights hereunder.

Article 18 After an event of default as described above, the Creditor shall be entitled to take any or several of the following measures, as the case may be:

1. The Creditor shall exercise its security rights hereunder or its default remedies under the master contract and this contract.

2. The Creditor shall reduce, suspend or terminate, in whole or in part, other credit lines granted to the Guarantor.

3. The Creditor shall suspend or terminate, in whole or in part, the acceptance of the Guarantor’s business applications under other contracts; and suspend or terminate, in whole or in part, the issuance and processing of outstanding loans and outstanding trade finance.

4. The Creditor shall declare, in whole or in part, Guarantor’s principal and interest on the outstanding loan/trade financing payments and other payables under other contracts forthwith due.

5. The Creditor shall terminate or rescind this contract or terminate or rescind, in whole or in part, any other contract between the Guarantor and the Creditor.

6. The Creditor shall request the Guarantor to compensate for the loss caused to the Creditor.

7. In the event that the Guarantor fails to perform its liability of guaranty hereunder, the Guarantor shall agree that the Creditor deducts funds from all accounts opened by the Guarantor in institutions of China Resources Bank of Zhuhai Co., Ltd. in order to pay off the Creditor’s Rights.

Chapter 9 Expenses and Compensation

Article 19 Expenses incurred as a result of the conclusion and performance hereof shall be determined by agreement between the contracting parties, on condition that there are laws, regulations and rules stipulating the cost bearing entity.

The Guarantor shall immediately pay or indemnify the Creditor as requested by the Creditor for all costs and expenses incurred by the Creditor in exercising its rights hereunder or in instituting litigation against the Guarantor or in seeking indemnification or defending, waiving or assigning this contract on the basis of the foregoing (including but not limited to, the fees for attorney services, accounting services, audits, appraisals of litigation, and all other actual expenditures).

Chapter 10 Miscellaneous

Article 20 The Guarantor shall not transfer or otherwise dispose of all or part of its obligations hereunder without the prior consent of the Creditor.

Article 21 The Creditor shall transfer the principal creditor’s rights, in whole or in part, to a third party without the consent of the Guarantor, and the security interests hereunder shall be transferred to the third party at the same time, and the Guarantor shall assume the liability of guaranty to the new Creditor within the scope of the original guarantee.

Article 22 In the event of a separation or merger of the Guarantor after the effective date hereof, the changed organization shall assume the Guarantor’s obligations hereunder.

Article 23 The guarantor has fully recognized the interest rate risk. In case the Creditor adjusts the interest rate level, the way of calculating or settling the interest rate according to the agreement of the master contract or the change of the national interest rate policy, which results in the increase of the interest, penalty interest and compound interest to be repaid by the Debtor of the master contract, the Guarantor also bears the liability of guaranty for the increased portion.

Article 24 Any grace, favor or delay granted by the Creditor to the Guarantor shall not affect, damage or restrict all the rights enjoyed by the Creditor pursuant to this contract and the laws and regulations; and shall not be regarded as a waiver of the rights and interests of the Creditor hereunder, nor shall it affect any of the Guarantor’s liabilities and obligations hereunder.

Article 25 In accordance with the Regulation on the Administration of Credit Investigation Industry and other relevant national laws and regulations, the Guarantor confirms that it is aware of and understands the contents and meanings of these Articles, and hereby irrevocably agrees in writing and authorizes the Creditor (including the Creditor’s head office and each other branch of the head office) to query, use, collect, provide and report the relevant information about the Guarantor, and the Creditor has the right to carry out the specific operations as follows:

1. In order to promptly understand the credit status of the Guarantor, exclude the Guarantor’s violation of laws and regulations, and ensure the business security between the Creditor and the Guarantor hereunder, the Creditor shall, in accordance with the relevant state regulations, query and make use of the relevant information of the Guarantor through the basic financial credit information database and [other credit reporting agencies approved and established by the State Council’s Credit Collection Industry Supervision and Administration Department of the State Council] (hereinafter referred to as “Guarantor’s Information”).

2. Pursuant to the relevant provisions of the State, the Creditor shall collect the relevant information hereunder and the relevant legal documents signed between the Guarantor and the Creditor, as well as other information relating to the Guarantor obtained by the Creditor through the signing hereof and the relevant legal documents (hereinafter referred to as the “Credit Information Collected by the Creditor”), and provide it to the basic financial credit information database and [other credit reporting agencies approved and established by the State Council’s Credit Collection Industry Supervision and Administration Department of the State Council] .

3. The Creditor shall keep the “Guarantor’s Information” and the “Credit Information Collected by the Creditor” for the purpose of internal archiving in accordance with national laws and regulations and the provisions of the Creditor on the business file management system, and the retention period shall not be limited to the provisions of Article 7 of this Authorization.

4. In accordance with the applicable laws and regulations and regulatory requirements, the Creditor shall provide the “Guarantor’s information” and the “Credit Information Collected by the Creditor” to the relevant regulatory authorities such as the China Banking and Insurance Regulatory Commission and the relevant judicial and administrative authorities.

5. For the sake of providing financial services, the Creditor shares “Guarantor’s Information” and the “Credit Information Collected by the Creditor” within the Creditor internal, including among its branches.

6. The Creditor provides “Guarantor’s Information” and the “Credit Information Collected by the Creditor” to the relevant third-party institutions in accordance with the requirements of arrears collection, creditor’s rights transfer and financial services outsourcing.

7. This authorization shall commence on the date hereof and shall expire on the date of termination of all businesses hereunder.

8. The Creditor shall be liable for any legal obligations arising from the Creditor’s inquiries, use and provision of the “Guarantor’s Information” and the “Credit Information Collected by the Creditor” beyond the scope of the authorization stipulated herein.

Article 26 The Guarantor hereby irrevocably pledges that, in the event of a breach of the obligations agreed upon herein, the Creditor may report the information on the Guarantor’s breach of contract to credit reporting agencies and banking associations. The relevant banking association is also authorized to share the Guarantor’s default information among banking financial institutions and even make it public through appropriate means.

The Guarantor voluntarily accepts the joint malicious disciplinary rights protection measures such as reduction or cessation of credit granting, cessation of opening new settlement accounts, etc. taken by the Creditor together with other banking financial institutions.

Article 27 The Guarantor hereby confirms and declares that the Creditor has, in accordance with the law, prompted and explained to the Guarantor the clauses in respect of the exemption or mitigation of the Creditor’s liability and other clauses of material interest to the Guarantor, the black and bold font clauses, and the authorization clauses, and that the Creditor has already provided adequate explanations of such clauses at the Guarantor’s request. The Guarantor has been fully aware of and understands the meaning of such clauses and the corresponding legal consequences, and is willing to bear the legal consequences of such clauses. The Guarantor promises to strictly abide by all obligations hereunder.

Article 28 The Guarantor guarantees that the Guarantor and the Guarantor’s employees and agents shall not offer, give, solicit or accept any form of material benefits (including but not limited to cash, cards in kind, trips, etc.) or other non-material benefits other than those stipulated herein to the Creditor or the Creditor’s employees in any form; the Guarantor shall not use the funds or services furnished by the Creditor in any form, either directly or indirectly, for the purpose of corruption or bribery activities associated with corruption or bribery; if the Guarantor is aware of any violation of the provisions of this Article, it shall provide the Creditor with timely, truthful, complete and accurate clues and relevant information, and cooperate with the Creditor in the relevant matters as requested by the Creditor.

Article 29 The Guarantor pledges to abide by China’s anti-money laundering related laws and regulations and not to participate in illegal and criminal activities such as suspected money laundering, terrorist financing; to actively cooperate with the Creditor’s customer identification and due diligence, to provide truthful, accurate, complete and effective customer information, and to comply with the Creditor’s anti-money laundering and anti-terrorist financing related management regulations.

In case the Creditor requests the Guarantor’s assistance in compliance with anti-money laundering or other regulatory requirements, the Guarantor shall cooperate and provide corresponding written materials.

Article 30 During the Debtor’s bankruptcy proceedings, where the Creditor reaches a settlement agreement with the Debtor or agrees to a reorganization plan, the rights of the Creditor hereunder shall not be prejudiced by the settlement agreement or the reorganization plan, and the Guarantor’s liability of guaranty shall not be reduced or exempted. The Guarantor shall not oppose the Creditor’s claims with the conditions stipulated in the settlement agreement or reorganization plan. For the part of the creditor’s rights that are not paid off due to the concession made by the Creditor to the Debtor in the settlement agreement or reorganization plan, the Creditor shall still have the right to demand the Guarantor to assume the guarantee responsibility.

Article 31 Confirmation and Notice of Service Address

1. Confirmation of Delivery Address

(1) The contact information and service address hereunder are as follows:

Address of the Guarantor: 702, Block A, Building 5, Software Industry Base, Shenzhen City;

The Addressee: Yu Shibin; Tel: [ ]; Fax: / ; Email: / .

Address of the Creditor: Unit A-01 of 21st Floor, and 22nd Floor, 23rd Floor, 24th Floor, 25th Floor, China Resources Financial Building, No. 2700 Keyuan Avenue, Nanshan Houhai Central District, Yuehai Street, Nanshan District, Shenzhen City; The Addressee: China Resources Bank of Zhuhai Co., Ltd. Shenzhen Branch

(2) The Guarantor understands and agrees that the contact information and service address hereunder shall be served as the address for service of the court/arbitration institution/Creditor’s litigation materials and legal documents involved in disputes hereunder.

(3) The Guarantor understands and agrees that lawsuit materials and legal documents can be delivered through postal service by the court/arbitration institution with the aforesaid service address; and through electronic service (including e-mail, mobile phone SMS and other modern communication methods) with the above-mentioned agreed mobile phone number, fax, and e-mail address.

(4) The Guarantor understands and agrees that during the performance hereof, once the contracting parties enter into judicial/arbitration proceedings in respect of a dispute covered hereby, the court/arbitration institution may serve the litigation materials or legal documents to Guarantor through one or more of the aforesaid service methods, and that the service time shall be subject to the first service of the aforesaid service methods.

(5) The Guarantor understands and agrees that the aforesaid service agreement is applicable to mediation, first instance, second instance, retrial (including retrial review) and execution stages in the litigation procedure.

(6) The Guarantor understands and agrees that all the information such as address, mobile phone number, contact person, fax, e-mail address, etc. agreed aforesaid shall be assured to be true and valid, and that the Guarantor shall promptly notify the Creditor in writing for any change in the relevant information, otherwise such service process according to the original address and other information shall still be valid, and the Guarantor shall be liable for the legal consequences arising therefrom.

(7) The Guarantor understands and agrees that the aforesaid agreed mobile phone number, e-mail address, etc. can be used to receive litigation materials and legal documents served by the court/arbitration institution in a timely and effective manner.

(8) The Guarantor understands and agrees that the litigation materials and legal documents can be served by the court/arbitration institution through electronic service, and no paper documents shall be served to the legal/other agreed address of the Guarantor.

(9) The Guarantor is clear that in case the aforesaid agreed address, mobile phone number, e-mail address or other service information is not true, accurate or up-to-date, resulting in the failure from actual service or timely service or refusal of signature of the litigation materials and legal documents, it shall be deemed to have been validly served, and the Guarantor shall bear the corresponding legal consequences. In case of inconsistency in the service address, the service address submitted to the court (arbitration institution) for confirmation shall prevail.

2. Notification

Where the Creditor sends the notice by way of announcement on its website, online banking, telephone banking, mobile banking or business outlets, the date of announcement shall be deemed as the date of delivery. Under no circumstances shall the Creditor be responsible for any transmission errors, omissions or delays in mail, fax, telephone or any other communication system.

Article 32 The Guarantor shall agree that when the Creditor authorizes other branches of China Resources Bank of Zhuhai Co., Ltd. to perform the rights and obligations hereunder due its business demands. Other branches of China Resources Bank of Zhuhai Co., Ltd. authorized by the Creditor shall have the right to exercise all rights under the Contract, and have the right to bring a lawsuit to the court or submit the dispute under the Contract to the arbitration institution for adjudication.

Article 33 The subheadings herein are for the convenience of reading only and shall not be used for the interpretation hereof or for any other purpose. The terms “borrowing” and “loan” herein shall have the same meaning.

Chapter 11 Applicable Law and Dispute Resolution

Article 34 The laws of the People’s Republic of China (excluding the laws of Hong Kong, Macao and Taiwan) shall apply hereto and all matters relating thereto.

Article 35 Disputes hereunder shall be prosecuted to the court with jurisdiction at the location of the Creditor, unless otherwise specified in the clause of “Other Agreed Matters” hereof. During the litigation or arbitration, the provisions of this Contract that do not involve the disputes shall still be performed.

Chapter 12 Effectiveness, Alteration and Dissolution of Contract

Article 36 The contract shall take effect on the date of its signature by the parties and shall terminate on the date of full performance of Guarantor’s contractual obligations.

Article 37 Once the contract comes into force, neither party may alter nor prematurely terminate the contract without authorization. If this Contract needs to be changed or terminated, the Guarantor and the Creditor shall reach a written contract through negotiation. Until the written contract is entered into, the terms and conditions of this Contract shall remain in force.

Chapter 13 Supplementary Provisions

Article 38 The Guarantor shall take the initiative to understand the operations of the Debtor and the occurrence and fulfillment of various types of credit granting business hereunder. The Master Contract, relevant legal documents or certificates for various businesses under this Contract will no longer be delivered to the Guarantor.

Article 39 Other Agreed Matters: The original hereof is in two copies, one for the Creditor and one for the Guarantor, all of which have the same legal effect.

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THIS CONTRACT is executed by the Creditor and Guarantor on November 15, 2022. The Guarantor confirms that when signing the Contract, both parties have explained and discussed all the terms in detail, both parties have no doubt about all the terms of the Contract and have an accurate understanding of the legal significance of the parties’ rights, obligations and limitation or exemption clauses.

Creditor (Seal): China Resources Bank of Zhuhai Co., Ltd. Shenzhen Branch

China Resources Bank of Zhuhai Co., Ltd. Shenzhen Branch (Seal)

Legal Representative or Authorized Agent (Seal): Wu Zhaoyu (Seal)

Guarantor (Seal): Guangxi Utime Technology Co., Ltd (Seal)	Guarantor (Seal):

Legal Representative or Authorized Agent (signature): Bao Minfei (Seal)	Certificate Type: _______________

ID No.: ______________________

(The above applies to legal person)	(The above applies to natural person)